UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date earliest event reported): March 6, 2007

INTERACTIVE SYSTEMS WORLDWIDE INC.

(exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-21831	22-3375134
(Commission File Number)	(IRS Employer Identification Number)
2 Andrews Drive, West Paterson, NJ	07424
(Address of principal executive offices)	(Zip Code)

(973) 256-8181

Registrant’s Telephone Number, Including Area Code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

On March 6, 2007, Interactive Systems Worldwide Inc. (the “Company” or “ISWI”) signed a Letter of Intent (“LOI”) with Shantech Inc. (“Shantech”) under which the two companies intend to enter into a non-exclusive strategic marketing and business development agreement under which Shantech would market ISWI’s products internationally with a particular emphasis on certain Asian gaming markets.

Under the terms of the LOI, Shantech and/or parties identified by Shantech would make a strategic investment of $2 million in ISWI and would receive a maximum of 2.4 million shares of the Company’s Common Stock at a 20% discount to a weighted average of the market price of the Common Stock during the 10 days prior to the closing of such strategic investment. In addition, Shantech would receive 50% warrant coverage. These warrants will be exercisable at a 5% premium to the closing market price, will have a term of 5 years and will not be exercisable until 6 months after issuance.

Under the terms of the LOI, Shantech will enter into a two-year marketing and business development services agreement (the “Marketing Agreement”) under which it would receive commission fees based on the revenue resulting from their efforts. The commission structure will be tiered; starting at 8% for the first $1 million of revenue generated, and decreasing to 3% on the revenue generated above $4 million. All marketing expenses will be borne by Shantech.

In addition to the commission fees, Shantech would receive an incentive bonus for achieving certain revenue targets under the Marketing Agreement. In the event that Shantech generates at least $10 million of revenue for ISWI (with at least $2.5 million in net income for ISWI) during the period commencing on the closing date of the Marketing Agreement and ending 12 months thereafter, Shantech would be granted 10 million shares of Series D Convertible Preferred Stock (“Series D”). In the event that Shantech generates at least $30 million of revenue for ISWI (with at least $7.5 million in net income for ISWI) during the period commencing on the closing date of the Marketing Agreement and ending 24 months thereafter, Shantech shall be granted an additional 10 million shares of Series D. In the event that Shantech fails to meet the $10 million revenue milestone during the initial 12-month period, but succeeds in meeting the $30 million milestone within the 24 month period, then Shantech shall be granted 20 million shares of Series D.

Each share of Series D shall be convertible into one share of the Company’s Common Stock; provided, however, that none of the shares of Series D may be converted unless and until such time as the Company’s Common Stock is trading at a price of at least $4.00 per share for a period of 10 consecutive trading days. In addition, no shares of Series D may be converted until Shantech and/or parties identified by Shantech make an additional $2 million strategic investment into the Company by purchasing shares of Common Stock at the then current market price.

The transaction contemplated by this non-binding LOI is subject to entering into a definitive agreement by the parties, due diligence, appropriate representations and warranties, and subject to several conditions, including shareholder approval and other considerations. The term of the marketing agreement will be for 24 months. The definitive agreement is expected to be signed within 60-90 days.

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The above summary is not intended to be complete and is qualified in its entirety by reference to the detailed provisions in the LOI which is attached hereto as an exhibit.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

99.1	Letter of Intent between Interactive Systems Worldwide Inc. and Shantech Inc., dated as of March 6, 2007

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERACTIVE SYSTEMS WORLDWIDE INC. (Registrant) By: /s/ Bernard Albanese Bernard Albanese Chief Executive Officer

Date: March 6, 2007

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EXHIBIT INDEX

Exhibit Number	Description

99.1	Letter of Intent between Interactive Systems Worldwide Inc. and Shantech Inc., dated as of March 6, 2007